Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

October 30, 2009

Mr. Joseph J. Corasanti, Esq.
Conmed Corporation
525 French Road
Utica, New York 13502

Dear Mr. Corasanti:

In consideration of the mutual promises herein contained, CONMED Corporation, a New York corporation (hereinafter the “Company”), and you hereby agree that you will be employed by the Company on the following terms and conditions:

1.	Employment.

The Company hereby agrees that you will be employed to serve as the President and Chief Executive Officer of the Company during the term of employment set forth in Section 2 of this Agreement.  You hereby agree to serve as President and Chief Executive Officer of the Company during such term of employment.

2.	Term of Employment.

Subject to the provisions for early termination pursuant to Section 5 of the Agreement, your term of employment under this Agreement shall be for a period beginning January 1, 2000 and ending December 31, 2014.

3.	Duties During Term of Employment.

During your term of employment under this Agreement, you shall devote your full business time and attention and all reasonable efforts to the affairs of the Company and its subsidiaries and affiliates and shall perform such executive and administrative duties for the Company and subsidiaries and affiliates as you may be called upon to perform, from time to time, by the Board of Directors of the Company (the “Board”).

4.	Compensation and Benefits.

(a)	Base Annual Salary.

The Company shall continue to pay to you during your remaining term of employment under this Agreement a base annual salary at the rate of at least $511,000 per year, payable in equal weekly installments during each year of your term of employment.  It is understood that the Board of Directors of the Company may in its discretion review from time to time your base annual salary and in its discretion may from time to time increase your base annual salary and/or grant bonuses if it determines that circumstances justify any such increase and/or bonuses.

Joseph J. Corasanti, Esq.
Amended and Restated Employment Agreement
October 30, 2009

(b)	Deferred Compensation.

(i)   Existing Arrangement.  In addition to your base annual salary, the Company shall establish a deferred compensation account on your behalf, which shall be credited with the amount of $100,000 on December 31, 2000 and on each subsequent December 31 during the term of this Agreement through December 31, 2004.  This account shall also be credited on December 31, 2001 and each December 31 thereafter with an amount equal to interest on the amount outstanding in the account on the day prior to such December 31 at the rate of 10% per annum.  Commencing within 60 days after retirement or termination of employment, the Company shall pay you, for 120 months, an amount equal to the amount then outstanding in the deferred compensation account divided by the number of payments remaining to be made. The account shall be reduced by the amount of any payments and shall continue to be credited with interest annually on the amount outstanding in the account.  You may elect to receive payments over a period of less than 120 months (including a lump sum), provided that your election is made prior to the beginning of the year before the year of your retirement or termination of employment.  In the event of your death the Company shall make payments to your estate.  Such payments to your estate shall be made in the same manner as specified above, except that such payments shall commence within one month of your death.  You understand and agree, and the Company agrees, that the deferred compensation account is solely a bookkeeping account, does not represent a segregated amount of money for your benefit, and that you shall not have by virtue of this Agreement a security interest in the foregoing account or in any assets or funds of the Company.

(ii)   Future Arrangement.  In addition to your existing deferred compensation account above, the Company shall establish another deferred compensation account on your behalf, which shall be credited with the amount of $125,000 on December 31, 2005 and on each subsequent December 31 during the term of this Agreement, provided that beginning on December 31, 2007 and each subsequent December 31 during the term of this Agreement, such amount credited shall be $150,000, provided further that beginning on December 31, 2010 and each subsequent December 31 during the term of this Agreement, such amount credited shall be $175,000.  This account shall also be credited on December 31, 2005 and each December 31 thereafter with an amount equal to interest on the amount outstanding in the account on the day prior to such December 31 at a rate equal to the prime rate of JPMorgan Chase on such date plus 2%.  Commencing six months and one day after retirement or termination of employment, the Company shall pay you, for 120 months, an amount equal to the amount then outstanding in the deferred compensation account divided by the number of payments remaining to be made. The account shall be reduced by the amount of any payments and shall continue to be credited with interest annually on the amount outstanding in the account.  In the event of your death the Company shall make payments to your estate.  Such payments to your

Joseph J. Corasanti, Esq.
Amended and Restated Employment Agreement
October 30, 2009

estate shall be made in the same manner as specified above, except that such payments shall commence within one month of your death.  You understand and agree, and the Company agrees, that the deferred compensation account is solely a bookkeeping account, does not represent a segregated amount of money for your benefit, and that you shall not have by virtue of this Agreement a security interest in the foregoing account or in any assets or funds of the Company.

(c)	Benefit Plans and Other Benefits.

(i)           You also shall be entitled to participate in all life and health insurance plans, pension plans and other plans, benefits or bonus arrangements provided by the Company from time to time during your term of employment under this Agreement and made available by the Company to its executives generally, if and to the extent that you are eligible to participate in accordance with the provisions of any such plan or for such benefits.  Specifically, you shall be entitled to participate in the Company’s stock option plans and shall continue to be entitled to participate in the Company’s pension and disability plans and be provided with reimbursement of club memberships and automobile expenses as under present practices.  In no event shall the benefits provided you be less, in the aggregate, than those provided you under present plans and practices.  In addition, for each calendar year commencing after the date hereof, the Company shall (1) pay you an amount, which after the payment of any applicable taxes on such payment is sufficient for you to purchase and maintain (a) $2.0 million of whole life insurance coverage and (b) the insurance policies referred to on Exhibit A hereto, and (2) at your request, pay you an amount, which after the payment of any applicable taxes on such payment is sufficient to reimburse you for the actual costs you incur for an annual “executive physical” medical examination, should you choose, in your sole discretion, to undergo such examination.

(ii)           Life and health insurance benefits (including the payment to purchase term life insurance coverage) shall continue for you and your wife during the terms of your lives, and, if you retire, for your children for so long as they are dependents; such health insurance benefits shall be provided in the form of continued group health coverage under COBRA for the 18 months following your termination of employment, and thereafter, at the Company’s sole discretion, either (1) under a fully insured Company health benefit plan, (2) as reimbursement (on an after tax basis) of the premium expense you incur to purchase comparable health coverage or (3) as reimbursement (on an after tax basis) of the actual out-of-pocket health expenses you incur, and such life insurance benefits shall be provided as a reimbursement (on an after tax basis) of the premium expense you incur to purchase such life insurance benefits.  In addition, the Company shall reimburse you for your reasonable personal legal and accounting expenses related to your estate and tax planning and to preparing and filing your tax returns.

5.	Early Termination of the Term of Employment.

(a)	Early Termination Other Than for Just Cause.

If at any time during your term of employment under this Agreement, you terminate your employment after the Board of Directors of the Company shall fail to reelect you as the President and Chief Executive Officer of the Company, shall remove you from such office, or shall materially reduce your duties and

Joseph J. Corasanti, Esq.
Amended and Restated Employment Agreement
October 30, 2009

responsibilities or the Company shall terminate your employment under this Agreement, in each case other than for “just cause” as such term is defined in paragraph (c) of this Section 5, such event shall be deemed an early termination other than for just cause.  If you terminate your employment based on the events described in this Section 5(a), you shall not be entitled to the specific payments and benefits unless (i) you notify the Company within the 90 days following the initial existence of such an event, (ii) the Company does not remedy such event (if remediation is possible) within 30 days following the Company’s receipt of notice of such event, and (iii) you separate from service with the Company within two years following the initial existence of such an event.  After an early termination other than for just cause, you shall have no obligations under this Agreement (other than your obligations under Sections 7 and 8 of this Agreement), you shall have no obligation to seek other employment in mitigation of damages in respect of any period following the date of such early termination and you shall be entitled to receive from the Company an immediate lump sum payment equal to the result of multiplying (i) the greater of (A) three or (B) the number of years and fractions thereof  (rounded to the nearest month) then remaining in the term of employment  by (ii) the sum of (A) your  base  annual salary to which you are then  entitled and (B) an amount equal to the average of the bonuses,  deferred compensation and incentive compensation earned by you in each of the  Company’s three fiscal years prior to the date of your  early termination.  If such lump sum payment is not made in full within ten days of such early termination other than for just cause, the Company shall also pay you interest on the amount of the remaining payment at the prime rate of JPMorgan Chase, in effect from time to time.

In addition, in the event of your early termination other than for just cause, you and your wife and dependent children shall be entitled to continued coverage under the benefit plans of the Company specified in paragraph (c) of Section 4 of this Agreement as if such early termination had not occurred, for a period equal to the greater of (x) three years from the date of such early termination or (y) the remainder of the term of employment.  You shall also be entitled to receive payment of the deferred compensation account as specified in paragraph (b) of Section 4 of this Agreement, and you or your estate shall be entitled to receive from the Company all payments and benefits required pursuant to the provisions of Section 6 of this Agreement, as if such early termination had not occurred.

(b)	Early Termination for Just Cause.

If at any time during your term of employment under this Agreement, the Board of Directors of the Company shall fail to reelect you as the President and Chief Executive Officer of the Company, shall remove you from such office, shall materially reduce your duties and responsibilities or shall terminate your employment under this Agreement, in each case for “just cause” as such term is defined in paragraph (c) of this Section 5, subject to the provisions of Section 6 for additional payments and benefits in the event of your death or permanent disability (as such term is defined in Section 6), the Company shall only be obligated to pay you (i) your then base salary and to provide continued coverage under the benefit plans of the Company specified in paragraph (c) of Section 4 of this Agreement through the end of the month during which such early termination occurs, and (ii) the deferred compensation account as specified in paragraph (b) of Section 4 of this Agreement, plus an additional amount of deferred compensation equal to a pro rata amount of such deferred compensation under paragraph (b) of Section 4 for the year of your termination.

Joseph J. Corasanti, Esq.
Amended and Restated Employment Agreement
October 30, 2009

(c)	Definition of Just Cause.

“Just cause” under this Agreement shall mean a breach by you of your obligations under this Agreement, willful misconduct, dishonesty, conviction of a crime (other than traffic or other similar violations or minor misdemeanors), intoxication on the job or excessive absenteeism not related to illness.

6.	Death or Disability.

If before the expiration date of your term of employment under this Agreement you shall die, or become permanently disabled, the Company shall be obligated to pay (in the case of death) to your estate, or (in the case of such disability) to you or your representative, 100% of your annual base salary to which you are then entitled to the end of such term of employment.  In addition, in the event of such disability, you shall continue to fully participate in all benefit plans of the Company specified in paragraph (c) of Section 4 of this Agreement to the expiration date of such term of employment, and in the case of life and health insurance benefits (including the payment to purchase term life insurance coverage), the benefits will continue for you and your wife during the terms of your lives as well as for your children for so long as they are dependents. For purposes of this Agreement, “permanent disability” means inability to perform the services required under this Agreement due to physical or mental disability, which continues for 180 consecutive days.  Evidence of such disability shall be certified by a physician acceptable to both the Company and you.

7.	Non-competition.

It is agreed that during your term of employment under this Agreement and for a period of two years thereafter you will not, without the prior written approval of the Board of Directors of the Company, become an officer, employee, agent, limited or general partner, director, member or shareholder of any business enterprise in competition with the Company or any subsidiary of the Company, as the business of the Company or any such subsidiary may be constituted during such term of employment, or at the expiration of such term or period. Notwithstanding the preceding sentence, you shall not be prohibited from owning less than five (5%) percent of the outstanding equity of any publicly traded business enterprise.

8.	Non-disclosure.

You shall not, at any time during or following your term of employment under this Agreement, disclose or use, except in the course of your employment or consultation arrangements with the Company in the pursuit of the business or interests of the Company or any of its subsidiaries or affiliates, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates, whether such information or proprietary data is in your memory or memorialized in writing or other physical terms.

Joseph J. Corasanti, Esq.
Amended and Restated Employment Agreement
October 30, 2009

9.	Conflicts.

Any paragraph, sentence, phrase or other provision of this Agreement which is in conflict with any applicable statute, rule or other law shall be deemed, if possible, to be modified or altered to conform thereto or, if not possible, to be omitted here from.  The invalidity of any portion of this Agreement shall not affect the force and effect of the remaining valid portions hereof.  Section and paragraph headings are included in this Agreement for convenience only and are not intended to affect in any way the meaning or interpretation of this Agreement.

10.	Governing Law.

This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York.

11.	Miscellaneous.

This Agreement amends and restates in its entirety the Employment Agreement between the Company and you dated May 2, 2000.  This Agreement constitutes the entire understanding between you and the Company relating to your employment with the Company and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, other than with respect to (1) the deferred compensation account under Section 4(b) and (2) the Change in Control Severance Agreement between the Company and you dated May 3, 2000 (the “CICSA”).  Both parties agree that although you are entitled to receive payments and benefits under both this Agreement and the CICSA, in the event of your termination of employment you shall receive severance payments and benefits under either Section 5 of this Agreement or Section 4 of the CICSA depending upon which section provides you with more favorable payments and benefits (but you shall not receive payments and benefits under both such sections).  This Agreement shall be binding upon, and shall inure to the benefit of you and the Company, your heirs, executors and administrators and the Company’s successors.

12.	Compliance with Section 409A of the Code.

It is the parties’ intent that the payments and benefits provided under this Agreement be exempt from the definition of “non-qualified deferred compensation” within the meaning of Section 409A of the Code, and the Agreement shall be interpreted accordingly.  In this regard each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  To the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” then this Agreement is intended to comply with Section 409A of the Code and the Agreement shall be interpreted accordingly.  If and to the extent that any payment or benefit is determined by the Company (a) to constitute “non-qualified deferred compensation” subject to Section 409A of the Code, (b) such payment or benefit is provided to you and you are a “specified employee” (within the meaning of Section 409A of the Code and as determined pursuant to procedures established by the Company) and (c) such payment or benefit must be delayed for six months from your date of termination (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause you to incur any additional tax under Section 409A of the Code, then the Company will delay making any such payment or providing such benefit until the expiration of such six month period (or, if earlier, your death, “disability” or a “change in control event”, as such terms are defined in Section 1.409A-3(i)(4) and (5) of the Code).  In addition,

Joseph J. Corasanti, Esq.
Amended and Restated Employment Agreement
October 30, 2009

any expense reimbursements provided under this Agreement, including but not limited to those reimbursements provided pursuant to Sections 4 and 5 of this Agreement, shall be paid to you as soon as practicable, but in any event no later than the end of your taxable year following the taxable year in which you incur such reimbursable expense or remit such reimbursable tax payment, as appropriate.

If the foregoing correctly sets forth the understanding between you and the Company, please execute and return the enclosed copy of this letter.

CONMED CORPORATION

By:	/s/ Daniel S. Jonas, Esq.
Daniel S. Jonas, Esq.
Vice President – Legal Affairs
General Counsel

Agreed and accepted as of the date first above written:

/s/ Joseph J. Corasanti
Joseph J. Corasanti

Joseph J. Corasanti, Esq.
Amended and Restated Employment Agreement
October 30, 2009

Exhibit A

Policy Number	Carrier	Current Estimated Premium

11,390,667	MassMutual	$14,890

11,086,228	MassMutual	$12,130